UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 27, 2014

Ampco-Pittsburgh Corporation

(Exact name of registrant as specified in its charter)

Pennsylvania	1-898	25-1117717
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

600 Grant Street, Pittsburgh, PA	15219
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (412) 456-4400

N/A

(Former name or former address, if changed since last report).

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 27, 2014, upon the recommendation of the Nominating and Governance Committee of Ampco-Pittsburgh Corporation (the “Company”), the Board of Directors of the Company increased the size of the Board of Directors from nine to eleven directors and appointed James J. Abel and Michael I. German to fill the newly created directorships, effective immediately. Mr. Abel was appointed to the class of directors with terms expiring in 2014, and Mr. German was appointed to the class of directors with terms expiring in 2015. At the Company’s 2014 Annual Meeting of Shareholders, Mr. Abel is expected to stand for election for a three-year term expiring in 2017, and Mr. German is expected to stand for election for a one-year term expiring in 2015, when the terms of the remaining members of his class will expire. It has not been determined which, if any, board committees on which Mr. Abel or Mr. German will serve. There are no arrangements or understandings between either Mr. Abel or Mr. German and any other person pursuant to which he was selected as a director. The Company is not aware of any transaction in which Mr. Abel or Mr. German has an interest requiring disclosure under Item 404(a) of Regulation S-K. Mr. Abel and Mr. German will be compensated for their service on the Board of Directors under the Company’s standard compensation arrangements for non-employee directors.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMPCO-PITTSBURGH CORPORATION

By:	/s/ Rose Hoover
Rose Hoover
Executive Vice President and Corporate Secretary

Dated: February 27, 2014